Exhibit 10.65
MYMETICS CORPORATON
Route de la Corniche 4
CH-1066 Epalinges, Switzerland
July 30, 2010
Mr. Ernst Luebke
39, Route d’Arzier
1273 Arzier, Switzerland
Dear Ernst:
     This letter is to set forth the agreement between Mymetics Corporation and its subsidiaries (“Mymetics”) and you concerning the termination of your employment with Mymetics (this “Agreement”).
     1. Date of Termination. Your employment as CFO of Mymetics is terminated effective July 30, 2010 (“Termination Date”).
     2. Board Resignation. You agree that effective December 31, 2010 you will resign from the various Mymetics’ Boards of Directors on which you serve as a director.
     3. Separation Pay. Mymetics agrees to enter into a Consulting Agreement commencing August 1, 2010 in the form attached as Exhibit A to this Agreement pursuant to which you will have the title of Senior Advisor to the President. Mymetics will pay you CHF 25,000 per month through December 31, 2010 for such consulting services. Mymetics will also pay to you all of your reasonable business expenses incurred on behalf of Mymetics through the date of this Agreement.
     4. Return of Mymetics’ Property. You agree to return all property and confidential information of Mymetics that is in your possession upon the date of this Agreement, including any computers, software, keys, access cards, etc.
     5. Stock Options. You will receive an option under Mymetics’ 2009 Stock Incentive Plan to acquire 250,000 shares of Mymetics common stock. The option shall be fully vested as of the date of grant which was December 3, 2009.
     6. Cessation of Contacts; Certain Relationships. You agree that, except as requested by the President of Mymetics, you will not have any further business contacts nor interfere in any way with prospective investors, customers, current or future merger partners, joint venture or strategic partners, lenders, banks, investors or acquisition targets of Mymetics, of which you have knowledge as of the date of your execution of this Agreement.
     7. Condition Precedent. All obligations of both parties under this Agreement are specifically conditioned upon each party’s compliance with their respective obligations herein.
     8. Confidentiality. Because, as part of your employment, you had access to information of a nature not generally disclosed to the public, you will be expected, and hereby agree, to keep confidential and not disclose to anyone, for a period of five years from the date of this Agreement, the business, proprietary, and trade secret information in your possession, as well as the personal, confidential, or otherwise proprietary information regarding Mymetics’s employees, personnel practices and related matters. This obligation is understood to be in addition to any agreements you may have signed with Mymetics concerning non-competition, non-disclosure, secrecy, security, new products and services, ideas, inventions, and confidential data, which agreements will remain in full force and effect. You agree that you will not take, copy, use or distribute in any form or manner documents or information which Mymetics reasonably deems proprietary, including, but not limited to, lists of customers or potential customers, financial information, business and strategic plans, and codes, access codes, and other similar materials or information. Unless as otherwise required by law, or agreed upon, Mymetics and you agree not to disclose the terms of this Agreement to any person or entity other than officers, directors and employees of Mymetics or legal counsel, consultants and other professionals retained by Mymetics or you who need to know such information in connection with such employment or engagement and who have agreed to preserve the confidentiality of such information.
     9. Non-Disparagement. You agree that you will not make any statements that disparage Mymetics, including its successors, assigns, parents, subsidiaries, divisions, affiliates, officers, directors, employees, agents and representatives, with respect to any matter whatsoever. Mymetics and its successors, assigns, officers, directors, employees, agents and attorneys agree that they will not make any statements that disparage you with respect to any matter whatsoever. If inquiry is made regarding the reasons for your departure by any third party, the parties agree hat said third party will be informed that you left to prepare for your retirement and that you continued to serve as Advisor to the President until the end of 2010.
     10. Release.
     a. In connection with the benefits being provided to you under this Agreement, certain of which, absent this Agreement, you would not be entitled to receive, you, on behalf of yourself, your heirs, estate, executors, administrators, successors and assigns, hereby irrevocably and unconditionally release, acquit and forever discharge Mymetics, its former, current and future directors, officers, and employees acting in their official capacities, and all their successors and assigns, and all agents of Mymetics (all of which are hereinafter collectively referred to in this Section as “Mymetics”), from any and all claims, demands, losses, liabilities, and causes of action of any type (“Claims”) arising or accruing on or before the date this Agreement is executed, as a result of or because of any act, omission, or failure to act by Mymetics, including but not limited to those directly related to or relating in any way to your employment by, investment in, association with, and termination of employment with Mymetics (hereinafter collectively referred to as “Claims”). This release includes, but is not limited to Claims arising under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Federal Equal Pay Act, the Family and Medical Leave Act, the Immigration Reform and Control Act, the Uniformed Services Employment and Reemployment Rights Act, the Employee Retirement Income Security Act, the Workers Adjustment and Retraining Notification Act, the Fair Labor Standards Act, the National Labor Relations Act, and under any other federal, state, and local laws or regulations in the United States or Switzerland, and any Claims under common law, including but not limited to any claims for wrongful discharge, breach of contract, and any and all tort claims. THIS IS A GENERAL RELEASE, with the sole exception of the obligations of Mymetics to you under this Agreement.
     b. Mymetics and its successors, assigns, officers, directors and employees acting in their official capacities and their successors and assigns, and all agents of Mymetics do hereby agree to forever release you, your heirs, estate, executors, administrators, successors and assigns (hereinafter collectively referred to as your “Releasees”), from any and all Claims of any kind whatsoever, which Mymetics ever had, now has or may have against you and your Releasees or any of them, in law or equity, whether known or unknown, for, upon, or by reason of, any matter whatsoever, including any act, omission, or failure to act by you, occurring up to the date this Release is signed by Mymetics, including without limitation claims directly related to or relating in any way to your employment by, association with, and termination of employment with Mymetics . THIS IS A GENERAL RELEASE, with the sole exception of Claims to enforce Mymetics’s rights under, or with respect to, this Agreement.
     11. Noncompete and Nonsolicitation. For a period of two (2) years from the execution of this Agreement, you will not (a) directly or indirectly own, manage, operate, join, control, participate in, invest in, or otherwise be connected with, in any manner, whether as an officer, director, employee, partner, investor or otherwise, any business entity that is engaged in any other business in which Mymetics is engaged as of the date of this Agreement, (1) in all locations in which Mymetics is pursuing its business plan or doing business, and (2) in all locations in respect of which Mymetics is actively planning for and/or pursuing a business opportunity; (b) for yourself or on behalf of any other person, partnership, corporation or entity, call on any merger partner, investor, target company, or customer of Mymetics for the purpose of soliciting, diverting or taking away any such merger partner, bank, investor, target company, or customer from Mymetics (1) in all locations in which Mymetics is doing business or pursuing its business plan, and (2) in all locations in respect of which Mymetics is actively planning for and/or pursuing its business plan, an acquisition or other business opportunity, or (c) induce, influence or seek to induce or influence any person engaged as an employee, representative, agent, independent contractor or otherwise by Mymetics, to terminate his or her relationship with Mymetics. Nothing herein contained shall be deemed to prohibit you from (x) investing your funds in securities of an issuer if the securities of such issuer are listed for trading on a national securities exchange or are traded in the over-the-counter market and your holdings therein represent less than 2% of the total number of shares or principal amount of the securities of such issuer outstanding, or (y) owning securities, regardless of amount, of Mymetics.
     12. Compliance with Older Workers Benefit Protection Act. The parties acknowledge and agree that, in accordance with the Older Workers Benefit Protection Act, you have been informed that you have twenty-one (21) days from the date this Agreement is initially offered to you to consider the offer detailed in this Agreement (although Mymetics would hope to conclude this matter as quickly as possible). In addition, you understand that you may revoke this Agreement at any time within seven (7) days after it is signed by you. Any revocation must be in writing and delivered to Jacques-François Martin within eight (8) days of signing this Agreement to be effective. Any revocation should be transmitted to Jacques-François Martin, President, Mymetics Corporation, at its address above, fax number (021) 653 2473. Because of your right to revoke this Agreement, it shall not become effective until the eighth (8th) day after it has been signed, and you will not be paid or otherwise provided any portion of your compensation under this Agreement until it becomes effective.
     13. Indemnification. Mymetics agrees that if you are made a party, or are threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including any case brought against you in any country by Dr. Pierre-Francois Serres as a direct or indirect result of an alleged wrongful termination of him by Mymetics or any other reason (a “Proceeding”), by reason of the fact that you were a shareholder, director, officer, agent or employee of Hippocampe SA, Mymetics or any subsidiary or were serving at the request of Hippocampe SA, Mymetics or any subsidiary as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is your alleged action in an official capacity while serving as a director, officer, member, employee or agent, you shall be indemnified and held harmless by Mymetics to the fullest extent legally permitted or authorized by its certificate of incorporation or bylaws or resolutions of Mymetics’s certificate of incorporation or bylaws or resolutions of its Board of Directors or, if greater, by the laws of the State of Delaware, against all cost, expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by you in connection therewith, and such indemnification shall continue as to you even if you have ceased to be a director, member, officer, employee or agent of Mymetics or other entity and shall inure to the benefit of your heirs, executors and administrators. This indemnification provision shall extend to the assistance you provide pursuant to this Agreement.
     14. Non-Admission of Liability. By making this Agreement, you and Mymetics are not admitting that either has committed any wrong. The parties agree that this Agreement is inadmissible as evidence in any proceeding, legal or otherwise, except to the extent necessary to enforce its provisions.
     15. Future Cooperation. You agree that, subsequent to the execution of this Agreement, you will reasonably cooperate with Mymetics, its attorneys, agents, employees, and representatives in connection with any lawsuit, charge, claim, subpoena, or investigation filed against Mymetics, to the extent such business, lawsuit, charge, claim, subpoena, or investigation directly and materially related to your actions (including any failure to act), conduct, duties, and/or responsibilities during your employment with Mymetics, either as an employee, officer, or director. You also agree you will reasonably cooperate with Mymetics in connection with any regulatory filings in connection with your termination of employment or activities in connection with your role as an employee, officer or director of Mymetics. Such cooperation shall be without any additional compensation, except for reimbursement for reasonable expenses incurred by you for activities authorized in advance by Mymetics.
     16. Press Release. Mymetics will draft a press release to express its appreciation for the contributions that you have made to Mymetics to announce your resignation as CFO of Mymetics and that will be mutually satisfactory to both parties.
     17. Remedies for Breach. You understand that Mymetics may sustain irreparable injury if you violate Sections 8, 9 or 11 of this Agreement. In order to limit or prevent such irreparable injury, Mymetics shall have the right to enforce this Agreement and any of the provisions of Sections 5, 6 or 11 by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that Mymetics may have for a breach of this Agreement. In addition, you understand that a material breach of this Agreement by you will result in termination of any payments to you under this Agreement and forfeiture of any past payments made to you under this Agreement as well as termination of any stock that has not vested under the terms of this Agreement.
     18. Severability. If any provision of this Agreement or the application thereof, to any extent shall be held to be invalid or unenforceable, the remainder of the Agreement may be enforced to the fullest extent permitted by law.
     19. Binding Effect. This Agreement is binding upon the successors and assigns of you and Mymetics. Neither party may assign or delegate its or his obligations with respect to this Agreement without the other party’s prior written consent.
     20. Entire Agreement. The understandings set forth herein represent the entire agreement of the parties with respect to the matters contained herein. The parties have not relied upon any other agreements, understandings or representations except to the extent specifically set further herein. Your Employment Agreement dated July 1, 2006 between you and the Company is hereby terminated and hereafter shall be null and void. This Agreement may not be altered or modified except by mutual agreement of the parties, evidenced in writing and executed by both parties and specifically identified as an amendment to this Agreement. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware without regard to its conflict of law provisions.
     You represent and acknowledge that in executing this Agreement you are not relying upon any representation or statement made by any Mymetics representative with regard to the subject matter, basis or effect of this Agreement.
     21. Review Rights. Both parties acknowledge that they have been given an adequate opportunity to review this Agreement, that they understand its terms and effects, that they have consulted with counsel prior to executing this Agreement, and that they have signed this Agreement knowingly, voluntarily and of their own free will.
     22. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.
     By signing below, the parties signify that they have read the terms of this Agreement, fully understand its terms, are voluntarily agreeing to those terms, and intend to be legally bound.

Sincerely,

MYMETICS CORPORATION

By:	/s/ Jacques-François Martin

Jacques-François Martin, President

Date:	August 5, 2010

READ AND AGREED TO:

/s/ Ernst Luebke Ernst Luebke

Date: August 5, 2010